Exhibit 10.1

RETENTION/TRANSACTION BONUS AGREEMENT

This Retention/Transaction Bonus Agreement (“Agreement”), effective as of August 27, 2013, is made by and between Brittany B. McKinney (hereinafter “Ms. McKinney” or the “CEO”) and Analysts International Corporation (hereinafter “AIC” or the “Company”).  In consideration of the mutual promises made herein, the Company and the CEO agree as follows.

RECITALS

WHEREAS, over the course of the past few months a Special Committee of the Company’s Board of Directors has engaged in the process of considering various strategic alternatives, including a possible sale of the Company;

WHEREAS, following extensive due diligence and negotiations, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, has this date unanimously approved a definitive Agreement and Plan of Merger (“Merger Agreement”) with American CyberSystems, Inc., a Georgia corporation (“Parent”) and ACS Merger Corp., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), having determined that the transactions contemplated thereby are fair to and in the best interests of the Company and its shareholders;

WHEREAS, the Merger Agreement provides, among other things, that Parent will cause Merger Sub to commence a cash tender offer (the “Offer”) to purchase all the Shares of common stock, par value $0.10 per share, of the Company at a price per Share of $6.45, net to seller (such amount, or any higher amount per share paid pursuant to the Offer in accordance with the Merger Agreement, the “Offer Price”);

WHEREAS, the Board of Directors of the Company expects that, following consummation of the Offer, subject to the terms and conditions of the Merger Agreement, the Merger will occur, with AIC surviving the Merger as a wholly owned subsidiary of Parent and, further, that the shares of any existing shareholder of the Company that did not tender their shares of common stock in the Offer will be cancelled and converted in the Merger into the right to receive cash in an amount equal to the Offer Price, which as of the date hereof, reflects a  premium to the price at which AIC’s common stock traded prior to announcement of the Merger Agreement;

WHEREAS, through continued dedication, commitment and focus throughout the process Ms. McKinney has played a key role in the Company’s consideration of various strategic alternatives, leading up to execution of the Merger Agreement; and

WHEREAS, at its meetings in June and July of 2013 the Compensation Committee of the Board of Directors recognized the importance of retaining Ms. McKinney during the process of exploring strategic alternatives and ensuring her dedication, commitment and focus throughout the process, and to that end expressed its intention to grant a retention/transaction bonus to Ms. McKinney to be payable in connection with (and subject to) the final closing of a merger transaction reflecting a sale of the Company.

NOW, THERFORE, the Company and Ms. McKinney agree as follows.

1.             Payment of Retention/Transaction Bonus.  The Company shall pay Ms. McKinney a Retention/Transaction Bonus under the terms and conditions set forth in this Agreement.  Any Retention/Transaction Bonus paid to Ms. McKinney shall be in addition to any other compensation and/or benefit plans to which the CEO may otherwise be entitled.

2.             Retention Period.  The “Retention Period” shall begin on the effective date of this Agreement (August 27, 2013) and shall end upon the Closing of the Merger.

3.             Amount of Retention/Transaction Bonus Payable.  Subject only to the conditions that (a) the CEO remains employed during the entire Retention Period and (b) the Merger is consummated as evidenced by a Closing of the Merger, the Company shall pay to the CEO an amount calculated according to the formula presented in Section 4 of this Agreement.  Based on an Offer Price of $6.45, the amount of $149,800 would be paid as a Retention/Transaction Bonus.  The Retention/Transaction Bonus shall be paid in a single lump sum at the Closing of the Merger and shall be subject to standard withholdings.  This Agreement and the payment of any Retention/Transaction Bonus shall have no effect on any severance provided for in any employment agreement between the CEO and the Company or any Change in Control Severance Pay Plan in which the CEO participates.

4.             Adjustment in Amount of Retention/Transaction Bonus Payable.  In accordance with the expressed intention of the Company’s Compensation Committee, the amount of the Retention/Transaction Bonus assumes an Offer Price of $6.45 per Share.  Should the Offer Price at Closing be anything other than $6.45 per Share, then the amount of the Retention/Transaction Bonus payable shall be determined in accordance with the following formula:

Bonus = PRB * Target Value

PRB = 25 + 83.333(SP-6.05)

Where “PRB” means percentage of “Target Value,”  “SP” means the per Share consideration payable to the shareholders generally upon the Closing of the Merger and “Target Value” means $256,800.  No retention bonus shall be payable if SP is less than $6.05.  The maximum amount that can be paid under this Agreement is $256,800.

5.             Defined Terms.  The following capitalized terms in this Agreement shall have the meanings ascribed to them in the Merger Agreement: Closing, Merger, and Share.

6.             Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the Retention/Transaction Bonus.  The Recitals hereinabove are true and correct and are part of this Agreement.  Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights are affected.  However, the provisions of this Agreement shall not supersede or modify the provisions of any employment agreement, confidentiality agreement or plan maintained by the Company in which the CEO participates (including but not limited to any Change in Control Severance Pay Plan).  This Agreement does not supersede, replace or limit the rights and obligations of the Company and CEO with respect to matters imposed by law or other agreements.  The headings in this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.  Should any provision of this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

7.             Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, as such laws are applied to agreements entered into and to be performed entirely within Minnesota between Minnesota residents.

IN WITNESS WHEREOF, the parties have executed this Retention/Transaction Bonus Agreement by their signatures below:

Analysts International Corporation		Brittany B. McKinney

By:	/s/ Lynn L. Blake	By:	/s/ Brittany B. McKinney

Title:	SVP, Chief Financial Officer	Date signed: August 27, 2013

Date signed: August 27, 2013